Exhibit 99.1

MINUTES OF A SPECIAL MEETING OF THE DIRECTORS

OF

SHENG YING ENTERTAINMENT CORP.

A Special Meeting of the Directors of Sheng Ying Entertainment Corp., a Nevada corporation, was held by teleconference on the 24th day of October, 2017, for the purpose of discussing the resignation of Kok Chee LEE, and the appointment of a new Director to fill Mr. LEE's unexpired term of office, and transacting any other business as may properly come before the meeting.

Sreyneang Jin, Chairman of the Board, called the meeting to order, presided over the meeting and recorded the minutes of the meeting. Present was Siew Heok Ong, Director.

Upon motion duly made, seconded and unanimously carried, the reading, correcting and approval of the minutes of the last meeting was waived.

The Directors acknowledged and accepted the written letter of resignation of Mr. LEE as a Director, as well as the CEO and President of the Company. The letter was placed in the records of the Company.

The Directors then discussed the appointment of a new Director and selected Tom Raack. Upon motion duly made, seconded and unanimously carried, it was:

RESOLVED that , Tom Raack is appointed as a Director of the Company, effective this date.

FURTHER RESOLVED that, the officers and counsel shall take all action and execute any and all documents deemed necessary and appropriate to file and notify regulatory authorities of this action, and otherwise comply with applicable laws, rules and regulations.

There being no further business to come before the meeting, and upon motion duly made and seconded, the meeting was adjourned.

/s/ Sreyneang Jin
Sreyneang Jin, Chairman of the Board